Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF DOMO, INC.

Domo, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.The name of the Corporation is Domo, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 20, 2010 under the name Shacho, Inc.

2.This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.The text of the Certificate of Incorporation of the Corporation is amended and restated in its entirety to read as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Alexis Coll, a duly authorized officer of the Corporation, on July 3, 2023.

DOMO, INC.
By: /s/ Alexis Coll
Name: Alexis Coll
Title: Chief Legal Officer

Exhibit 3.1

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF DOMO, INC.

ARTICLE I

The name of the corporation is Domo, Inc. (the “Corporation”).

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE III

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE IV

The total number of shares of stock that the Corporation shall have authority to issue is 513,263,659, consisting of 503,263,659 shares of Common Stock (the “Common Stock”), $0.001 par value per share, 3,263,659 of which shall be designated Class A Common Stock (the “Class A Common Stock”), and 500,000,000 of which shall be designated Class B Common Stock (the “Class B Common Stock”), and 10,000,000 shares of Preferred Stock (the “Preferred Stock”), $0.001 par value per share.

ARTICLE V

The rights, powers, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1.Definitions. For purposes of this Article V, the following definitions apply:

1.1“Acquisition” means (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its Parent) immediately after such consolidation, merger or reorganization (provided that, for the purpose of this Section V.1.1, all stock, options, warrants, purchase rights or other securities exercisable for or convertible into Common Stock outstanding immediately prior to such merger, consolidation or reorganization shall be deemed to be outstanding immediately prior to such merger, consolidation or reorganization and, if applicable, converted or exchanged

Exhibit 3.1
in such merger, consolidation or reorganization on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (B) any transaction or series of related transactions to which the Corporation is a party in which shares of the Corporation are transferred such that in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof.

1.2“Amended and Restated Certificate” means this Amended and Restated Certificate of Incorporation of the Corporation, as may be amended.

1.3“Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

1.4“Board” means the Board of Directors of the Corporation.

1.5“Disability” or “Disabled” means the permanent and total disability of the Founder such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within 12 months or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner jointly selected by a majority of the Independent Directors and the Founder. If the Founder is incapable of selecting a licensed physician, then the Founder’s spouse shall make the selection, or in the absence or incapacity of the Founder’s spouse, the Founder’s adult children by majority vote shall make the selection, or in the absence of adult children of the Founder or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust which was created by the Founder and which holds more shares of all classes of capital stock of the Corporation than any other revocable living trust created by the Founder shall make the selection, or in absence of any such successor trustee, the legal guardian or conservator of the estate of the Founder shall make the selection.

1.6“Final Conversion Date” means:

(a)the date, or the occurrence of an event, specified by the holders of a majority of the then outstanding shares of Class A Common Stock by affirmative written election, acting as a separate class; or

(b)the date that is nine months after the death or Disability of the Founder, provided, that such date may be extended but not for a total period of longer than eighteen (18) months from such death or Disability to a date approved by a majority of the Independent Directors then in office.

1.7“Founder” means Joshua G. James.

Exhibit 3.1
1.8“Independent Directors” means the members of the Board designated as independent directors in accordance with the Listing Standards.

1.9“IPO Date” means the first date that shares of a class of the Corporation’s capital stock have been listed for trading on the New York Stock Exchange, NASDAQ Global Select Market or NASDAQ Global Market or any successor markets or exchanges (each, a “Securities Exchange”).

1.10“Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Acquisition or Asset Transfer.

1.11“Listing Standards” means (i) the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the New York Stock Exchange generally applicable to companies with equity securities listed thereon.

1.12“Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

1.13“Permitted Entity” means, with respect to any Qualified Stockholder, any trust, account, plan, corporation, partnership, limited liability company or other individual or entity specified in Section V.1.14(b) with respect to such Qualified Stockholder, so long as such Permitted Entity meets the requirements of the exception set forth in Section V.1.14 applicable to such Permitted Entity.

1.14“Permitted Transfer” means

(a)any Transfer from the Founder, from the Founder’s Permitted Entities, from the Founder’s Qualified Trustee or from the Founder’s Permitted Transferees, to the Founder’s estate as a result of the Founder’s death, to the Founder, to the Founder’s Permitted Entities to the Founder’s Qualified Trustee or to any other individual or entity specified in Section V.1.14(b) below; and

(b)any Transfer of a share of Class A Common Stock by a Qualified Stockholder to any of the Permitted Entities listed below and from any of the Permitted Entities listed below to such Qualified Stockholder or to such Qualified Stockholder’s other Permitted Entities:

(i)a trust for the benefit of such Qualified Stockholder or persons other than the Qualified Stockholder so long as a Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such trust; provided that in the event a Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to

Exhibit 3.1
the shares of Class A Common Stock held by such trust, each such share of Class A Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock;

(ii)a trust under the terms of which a Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code, as amended, or a reversionary interest, so long as a Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such trust; provided, however, that in the event a Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such trust, each such share of Class A Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock;

(iii)an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, as amended, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code, as amended; provided that in each case such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held in such account, plan or trust, and provided, further, that in the event the Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such account, plan or trust, each such share of Class A Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock;

(iv)a corporation in which such Qualified Stockholder directly, or indirectly, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such corporation; provided that in the event the Qualified Stockholder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such corporation, each such share of Class A Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock;

Exhibit 3.1

(v)a partnership in which such Qualified Stockholder directly, or indirectly, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such partnership; provided that in the event the Qualified Stockholder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such partnership, each such share of Class A Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock;

(vi)a limited liability company in which such Qualified Stockholder directly, or indirectly, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such limited liability company; provided that in the event the Qualified Stockholder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such limited liability company, each such share of Class A Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock; or

(vii)any entity (including, without limitation, any charitable trust or other entity exempt from taxation under 501(c)(3) of the of the Internal Revenue Code, as amended) in which such Qualified Stockholder directly, or indirectly, owns equity interests with sufficient Voting Control in such entity, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such entity; provided that in the event the Qualified Stockholder no longer owns sufficient equity interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such entity, each such share of Class A Common Stock then held by such entity shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock.

Exhibit 3.1

For the avoidance of doubt, to the extent any shares are deemed to be held by a trustee of a trust described in (i), (ii), (iii) or (vii) above, the Transfer shall be a Permitted Transfer and the trustee shall be deemed a Permitted Entity so long as the other requirements of (i), (ii), (iii) or (vii) above are otherwise satisfied.

1.15“Permitted Transferee” means a transferee of shares of Class A Common Stock, or rights or interests therein, received in a Transfer that constitutes a Permitted Transfer.

1.16“Qualified Stockholder” means (a) the Founder or (b) a Permitted Transferee.

1.17“Qualified Trustee” means a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisors, or bank trust departments, that (a) is subject to appointment and removal solely by a Founder or, following a Founder’s death or during the Founder’s Disability, by the Founder’s designated proxy (who may be another person selected by the Founder and approved to act in that role by the Independent Directors), and (b) has no pecuniary interest in any Class A Common Stock held by any entity of which such person is a trustee. Without limiting the generality of the foregoing, the Founder shall be deemed to have sole dispositive power and exclusive Voting Control with respect to any shares of Class A Common Stock over which a Qualified Trustee exercises dispositive power or Voting Control. In the event the Founder’s Qualified Trustee resigns as trustee, or becomes ineligible to be a Qualified Trustee, or otherwise ceases to serve as a Qualified Trustee, the Founder shall have sixty (60) days to appoint a replacement Qualified Trustee before any shares of Class A Common Stock over which the Qualified Trustee had sole dispositive power and exclusive Voting Control become subject to the automatic conversion provisions of Section V.5 below.

1.18“Transfer” of a share of Class A Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class A Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise. A “Transfer” will also be deemed to have occurred with respect to all shares of Class A Common Stock beneficially held by an entity that is a Qualified Stockholder, if after the IPO Date there is a Transfer of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, such that the previous holders of such voting power no longer retain sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such entity. Notwithstanding the foregoing, the following will not be considered a “Transfer”:

Exhibit 3.1
(a)granting a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board;

(b)entering into a voting trust, agreement or arrangement (with or without granting a proxy), and taking any action contemplated thereunder, solely with stockholders who are holders of Class A Common Stock, which voting trust, agreement or arrangement (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(c)pledging shares of Class A Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee will constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;

(d)granting a proxy by the Founder, the Founder’s Permitted Entities or the Founder’s Permitted Transferees to (i) a person or entity designated by the Founder and approved by a majority of the Independent Directors then in office or (ii) a Qualified Trustee, to exercise dispositive power and/or Voting Control of shares of Class A Common Stock owned directly or indirectly, beneficially and of record, by the Founder, the Founder’s Permitted Entities or the Founder’s Permitted Transferees, effective either (A) on the death of the Founder or (B) during any Disability of the Founder, including the exercise of such proxy by such person;

(e)entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class A Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

(f)the fact that the spouse of any Qualified Stockholder possesses or obtains an interest in such holder’s shares of Class A Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer”; and

(g)entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy), and taking any action contemplated thereunder, in connection with a Liquidation Event, provided

Exhibit 3.1
that such Liquidation Event was approved by a majority of the Independent Directors then in office.

1.19“Voting Control” means, with respect to a share of capital stock or other security, the power (whether exclusive or shared) to vote or direct the voting of such security, including by proxy, voting agreement or otherwise.

1.20“Voting Threshold Date” means the first date on which the outstanding shares of Class A Common Stock represent less than a majority of the total voting power of the then outstanding shares of the Corporation entitled to vote generally in the election of directors.

1.21”Whole Board” means the total number of authorized directors whether or not there exist any vacancies or unfilled seats in previously authorized directorships.

2.Identical Rights. Except as otherwise provided in this Amended and Restated Certificate or required by applicable law, shares of Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and any liquidation, dissolution or winding up of the corporation but excluding voting and other matters as described in Section V.3 below), share ratably and be identical in all respects as to all matters, including:

2.1Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of any such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of such applicable class of Common Stock treated adversely, voting separately as a class.

2.2The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common

Exhibit 3.1
Stock or rights to acquire shares of Class A Common Stock are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Corporation from declaring and paying dividends or other distributions payable in shares of one class of Common Stock or rights to acquire one class of Common Stock to holders of all classes of Common Stock.

2.3If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.

3.Voting Rights.

3.1Common Stock.

(a)Class A Common Stock. Each holder of shares of Class A Common Stock will be entitled to forty votes for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

(b)Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

3.2General. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock and Class B Common Stock will vote together and not as separate series or classes.

3.3Authorized Shares. The number of authorized shares of Common Stock or any class or series thereof may be increased or decreased (but not below (i) the number of shares of Common Stock or, in the case of a class or series of Common Stock, such class or series, then outstanding plus (ii) with respect to Class B Common Stock, the number of shares reserved for issuance pursuant to Section V.8) by the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law; provided, that the number of authorized shares of Class A Common Stock shall not be increased without the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class.

3.4Election of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the holders of Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Company.

4.Liquidation Rights. In the event of a Liquidation Event, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Corporation legally

Exhibit 3.1
available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock in connection with any Liquidation Event pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be “distribution to stockholders” for the purpose of this Section V.4; provided, further, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such consolidation, merger or other transaction if the only difference in the per share consideration to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share of Class A Common Stock have forty (40) times the voting power of any securities distributed to the holder of a share of Class B Common Stock.

5.Conversion of the Class A Common Stock. The Class A Common Stock will be convertible into Class B Common Stock as follows:

5.1Each share of Class A Common Stock will automatically convert into one fully paid and nonassessable share of Class B Common Stock on the Final Conversion Date.

5.2With respect to any holder of Class A Common Stock, each share of Class A Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class B Common Stock, as follows:

(a)on the affirmative written election of such holder or, if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder);

(b)subject to Section V.5.2(c) below, on the occurrence of a Transfer of such share of Class A Common Stock, other than a Permitted Transfer; or

(c)with respect to Class A Common Stock held of record by the Founder, the Founder’s Permitted Entities or by the Founder’s Permitted Transferees, upon the death or Disability of the Founder; provided, however, that, with respect to the shares of Class A Common Stock held of record by the Founder, the Founder’s Permitted Entities or the Founder’s Permitted Transferees, each share of Class A Common Stock held of record by the Founder, the Founder’s Permitted Entities or the Founder’s Permitted Transferees shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock upon that date which is nine (9) months after the date of death or Disability of the Founder or such later date not to exceed a total period of eighteen (18) months after the date of death or Disability of the Founder as may be approved by a majority of the

Exhibit 3.1
Independent Directors then in office, during which period prior to the conversion of such shares of Class A Common Stock into Class B Common Stock, Voting Control over the Founder’s shares (including shares held of record by the Founder’s Permitted Entities and Permitted Transferees) shall be exercised in accordance with any applicable proxy or voting agreement in place at the time of such death or Disability entered into in accordance with Section V.1.18 of this Amended and Restated Certificate or, if no such proxy or voting agreement is in place at the time of such death or Disability, a person (including a person serving as trustee) previously designated by the Founder and approved by the Board may exercise Voting Control over the Founder’s shares (including shares held of record by the Founder’s Permitted Entities and Permitted Transferees) of Class A Common Stock.

6.Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class A Common Stock to Class B Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class A Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class A Common Stock and to confirm that a conversion to Class B Common Stock has not occurred. A determination by the Corporation as to whether or not a Transfer has occurred and results in a conversion to Class B Common Stock shall be conclusive and binding.

7.Immediate Effect. In the event of and upon a conversion of shares of Class A Common Stock to shares of Class B Common Stock pursuant to Section V.5, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares, death or Disability, as applicable, occurred or immediately upon the Final Conversion Date subject in all cases to any transition periods specifically provided for in this Amended and Restated Certificate. Upon any conversion of Class A Common Stock to Class B Common Stock in accordance with this Amended and Restated Certificate, all rights of such holder of shares of Class A Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class B Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class B Common Stock.

8.Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Common Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Common Stock; and if at any time the number of -10- authorized but unissued shares of Class B Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class A Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as will be sufficient for such purpose.

Exhibit 3.1
9.No Reissuance of Class A Common Stock. No share or shares of Class A Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

10.Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

ARTICLE VI

1.Rights of Preferred Stock. The Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board (authority to do so being hereby expressly vested in the Board), and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

The Board is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Amended and Restated Certificate or the resolution of the Board originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

2.Vote to Increase or Decrease Authorized Shares. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE VII

1.Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors that constitutes the entire Board shall be fixed by, or in the manner provided in, the Bylaws of the Corporation; provided that, from and after the Voting Threshold Date, the number of

Exhibit 3.1
directors that constitutes the entire Board shall be fixed by a resolution adopted by a majority of the Whole Board. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law.

2.Board Structure. From and after the Voting Threshold Date, the directors, other than any who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board may assign members of the Board already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the Voting Threshold Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Voting Threshold Date, and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Voting Threshold Date. At each annual meeting of stockholders, commencing with the first regularly scheduled annual meeting of stockholders following the Voting Threshold Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office for a three-year term and until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Prior to the Voting Threshold Date, all directors shall be elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders (except, for the avoidance of doubt, as provided in this Section VII.2 in the event the Voting Threshold Date occurs) and until his or her successor shall have been duly elected and qualified. Notwithstanding the foregoing provisions of this Article VII, whether before or after the Voting Threshold Date, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. From and after the Voting Threshold Date, if the number of directors is thereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable. No decrease in the number of directors constituting the Board, whether before or after the Voting Threshold Date, shall shorten the term of any incumbent director.

3.Removal; Vacancies. Any director may be removed from office by the stockholders of the Corporation as provided in Section 141(k) of the Delaware General Corporation Law. Prior to the Voting Threshold Date, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors. From and after the Voting Threshold Date, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, and not by stockholders. A person elected to fill a vacancy or newly

Exhibit 3.1
created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

ARTICLE VIII

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1.Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred by statute or by this Amended and Restated Certificate or the Bylaws of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2.Written Ballot. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

3.Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation; provided that, prior to the Voting Threshold Date, the Board shall not be authorized to amend or repeal, or adopt a provision inconsistent with, Article III, Section 3.2 of the Bylaws of the Corporation.

4.Special Meetings. Special meetings of the stockholders may be called only by (i) the Board pursuant to a resolution adopted by a majority of the Whole Board; (ii) the chairman of the Board; (iii) the chief executive officer of the Corporation; (iv) the president of the Corporation (in the absence of a chief executive officer); or (v) prior to the Voting Threshold Date, the holders of at least fifty percent (50%) of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a single class and acting in compliance with the Bylaws of the Corporation.

5.No Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, and except for any written election to convert shares of Class A Common Stock to Class B Common Stock as contemplated in this Amended and Restated Certificate, from and after the Voting Threshold Date, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Subject to the rights of the holders of any series of Preferred Stock, and except for any written election to convert shares of Class A Common Stock to Class B Common Stock as contemplated in this Amended and Restated Certificate, before the Voting Threshold Date, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting

6.No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

Exhibit 3.1
ARTICLE IX

To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or an officer, then the liability of a director or an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or an officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE X

If any provision of this Amended and Restated Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amended and Restated Certificate, and the court will replace such illegal, void or unenforceable provision of this Amended and Restated Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amended and Restated Certificate shall be enforceable in accordance with its terms.

Except as provided in Article IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate or any provision of law that might otherwise permit a lesser vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate, (i) prior to the Voting Threshold Date, (a) the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate or adopt any new provision of this Amended and Restated Certificate and (b) the affirmative vote of a majority of the outstanding shares of Class A Common Stock and the affirmative vote of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class, shall be required to amend or repeal, or adopt any provision of this Amended and Restated Certificate inconsistent with, Article V or this clause (i)(b) of Article X of this Amended and Restated Certificate (except in either (a) or (b) by virtue of a filing of a Preferred Stock Designation, but subject to any vote required by law or by other provisions of this Amended and Restated Certificate with respect to such Preferred Stock Designation), and (ii) from and after the Voting Threshold Date, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class,

Exhibit 3.1
shall be required to amend or repeal, or adopt any provision of this Amended and Restated Certificate inconsistent with, Article VII, Article VIII or this Article X.